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EXHIBIT 5.1

        [Letterhead of Bracewell & Giuliani LLP]
June 9, 2014

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Ladies and Gentlemen:

        We have acted as special counsel to Magnum Hunter Resources Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 23,571,438 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), consisting of (i) 21,428,580 shares of Common Stock that are currently outstanding (the "Outstanding Shares") and (ii) 2,142,858 shares of common stock (the "Warrant Shares" and, together with the Outstanding Shares, the "Shares") issuable upon exercise of outstanding warrants (the "Warrants"), for offer and sale by the selling stockholders named in the prospectus forming a part of the Registration Statement.

        We have examined originals or copies identified to our satisfaction of (a) the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended to the date hereof; (b) certain resolutions adopted by the Board of Directors of the Company; (c) the Registration Statement; and (d) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

        Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Outstanding Shares have been validly issued and are fully paid and nonassessable, and (iii) upon issuance of the Warrant Shares in accordance with the terms of the Warrants against payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and nonassessable upon issuance and payment of the exercise price.

        The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect, and we render no opinion with respect to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Bracewell & Giuliani LLP Bracewell & Giuliani LLP

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  EXHIBIT 5.1